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                                                                  EXHIBIT 2.12.2

                               LETTER AGREEMENT


Robert G. Duchouquette, M.D.
4435 Laren Lane
Dallas, Texas 75244

Dear Dr. Duchouquette:

        When executed by you, this letter will become a binding agreement among Robert G. Duchouquette, M.D. ("Dr. Duchouquette"), The Company Doctor ("TCD") and The Physician Group, P.A. (the "Physician Group"), as follows:

        1. The deadline for registration, under the Registration Rights Agreement, dated as of September 30, 1996 (the "Registration Rights Agreement"), of the 63,380 TCD shares of Common Stock held by Dr. Duchouquette is hereby extended to April 30, 1997.

        2. For the extension, TCD will issue to Dr. Duchouquette a number of shares of Common Stock (the "Additional Shares") equal to the greater of:
(i) 6,666 shares or (ii) the quotient obtained by dividing $40,000 by the average closing price of the Common Stock on the five trading days immediately prior to the effectiveness of the registration. These shares would be issued and registered not later than April 30, 1997. If these shares are not registered by such date, Dr. Duchouquette may cause them to be purchased by TCD for $40,000 by giving ten business days' notice to such effect at any time prior to June 30, 1997. Notwithstanding the foregoing, in lieu of delivering the Additional Shares, TCD may deliver $40,000 in cash at any time.

        3. TCD will pay Dr. Duchouquette's attorneys' fees in connection with this matter and any future defaults concerning the registration of his shares of Common Stock. These fees will be paid promptly after receipt of an invoice therefor.

        4. TCD will prepay in full Dr. Duchouquette's $843,750 Stock Purchase Agreement promissory note from TCD if it obtains funding from Health Care Financial Partners for such purpose prior to the note's April 30, 1997 maturity. Prepayment will be made at the time of funding. TCD will keep Dr. Duchouquette reasonably informed as to its progress in obtaining such funding.

        5. Dr. Duchouquette will retain the right to sell one-twelfth of his 63,380 TCD shares monthly, retroactive to February 1997. The Additional Shares may be sold when received and registered without limit.

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        6.      Dr. Duchouquette's resignation as Regional Medical Director will remain in effect, effective March 14, 1997.

        7. Dr. Duchouquette will retain the right to terminate the Physician Employment Agreement, dated as of September 21, 1996, throughout the remainder of the contract's term on ten days' notice.

        8. If TCD does not timely fulfill the foregoing provisions, Dr. Duchouquette's existing notice of rescission, dated March 1, 1996, under the Registration Rights Agreement will again become immediately effective.

        9. This Letter Agreement is in addition to another letter agreement of even date among the parties regarding certain employment and other matters and does not supersede such other letter agreement.

        Please confirm your agreement to the foregoing by signing this letter in the space provided.

Dated as of March 31, 1997.


                                        Very truly yours,

                                        THE COMPANY DOCTOR



                                        By: /s/ DONALD F. ANGLE
                                           ------------------------------------
                                        Title: President & CEO
                                              ---------------------------------



                                        THE PHYSICIAN GROUP, P.A.



                                        By: /s/ DONALD F. ANGLE
                                           ------------------------------------
                                        Title: President
                                              ---------------------------------

AGREED AS OF THE DATE
ABOVE WRITTEN:

/s/ ROBERT G. DUCHOUQUETTE, M.D.
------------------------------------
Robert G. Duchouquette, M.D.




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